Exhibit 99.1

Investor Relations:
Geoffrey M. Boyd
Chief Financial Officer
612-436-6697

Media Inquiries:
Jon Secrest
VP, Marketing
612-436-6049

Eschelon Telecom, Inc. Achieves Record-Setting
Business Performance in 2006

Highlights for Q4 and 2006:
• Record number of lines sold for Q4 and 2006
• Record line installations for Q4 and 2006
• Record low line churn for Q4 and 2006
• Record business telephone systems revenue for Q4 and 2006
• 20.5% annual revenue growth
• 35.3% annual adjusted EBITDA growth
• Completed Acquisitions of Oregon Telecom, OneEighty Communications and Mountain Telecommunications

Minneapolis, MN — February 26, 2007 (NASDAQ: ESCH): Eschelon Telecom, Inc., a provider of integrated communications services to small and medium sized businesses in the western United States, today announced results for the quarter and year ended December 31, 2006.

“This has clearly been our best year yet,” stated Richard A. Smith, Eschelon’s President and Chief Executive Officer.  “We have proven the ability to scale the business while continuing to meet or exceed our aggressive financial and operating targets.  Achieving these results during a year in which we are integrating multiple acquired companies and simultaneously expanding our sales force and network footprint reflects excellent operating execution — a testament to the strength of the business we have built.  I am excited about our future as we capitalize on this operating and financial momentum.  We have a base of Associates (a.k.a. employees) that are making the right decisions — customer by customer — and you see that in our results.”

The following table highlights financial and operating results (dollars in thousands, except per unit amounts):

				For the twelve months ended December 31,
	4Q 2005	3Q 2006	4Q 2006	2005	2006
Total Revenue	$58,377	$69,806	$76,744	$227,743	$274,526
Total Gross Profit *	$33,841	$39,452	$44,517	$125,690	$157,435
Total Gross Margin (%) *	58%	57%	58%	55%	57%
Adjusted EBITDA	$11,492	$14,105	$16,008	$41,063	$55,546
Net Income (Loss)	$(5,127)	$(608)	$10	$(30,991)	$(2,780)
Capital Expenditures	$8,843	$12,781	$21,254	$35,905	$54,658
Cash and Investments (at end of period)	$31,818	$76,965	$39,467	$31,818	$39,467

Voice Lines In Service (at end of period)	270,662	322,702	363,375	270,662	363,375
Data Lines In Service (at end of period)	144,790	191,190	234,954	144,790	234,954
Total Lines In Service (at end of period)	415,452	513,892	598,329	415,452	598,329
Lines On-Net (%) (at end of period)	86.0%	83.0%	85.0%	86.0%	85.0%
Lines Sold	26,308	39,782	44,471	108,626	151,336
Average Monthly Line Churn (%)	1.29%	1.10%	1.03%	1.34%	1.28%
Average Network Revenue per Line per Month	$42.00	$40.91	$39.77	$42.27	$40.84

Total Employees (at end of period)	1,118	1,250	1,385	1,118	1,385
Quota-Carrying Network Service Salespeople (at end of period)	204	268	265	204	265

*           Gross profit is defined as revenue less network services expense (excluding depreciation and amortization) and business telephone systems cost of revenue.

Total revenues for the fourth quarter of 2006 were $76.7 million, an increase of $6.9 million from the third quarter of 2006 and an increase of $18.4 million from the fourth quarter of 2005.  The increases were primarily due to the inclusion of the companies acquired during 2006, new telephone system sales and access line growth.

Gross profit for the fourth quarter of 2006 was $44.5 million, an increase of $5.1 million from the third quarter of 2006 and an increase of $10.7 million from the fourth quarter of 2005.  The increases were primarily due to the inclusion of the companies acquired during 2006, new telephone system sales and access line growth.

Gross profit as presented is defined as revenue less network services expense (excluding depreciation and amortization) and business telephone systems cost of revenue.  Gross profit is not intended to replace operating income (loss), net income (loss), cash flow and other measures of financial performance reported in accordance with generally accepted accounting principles (“GAAP”) in the United States.  Management uses this definition of gross profit as a measure of operating performance.  Below is a schedule reconciling reported GAAP operating income (loss) to gross profit as presented.

Eschelon Telecom, Inc.

Consolidated Operating Income (Loss) to Gross Profit Reconciliation

(In Thousands)

				For the twelve months ended December 31,
	4Q 2005	3Q 2006	4Q 2006	2005	2006
Operating Income (Loss)	$(2,007)	$2,764	$4,032	$(4,273)	$11,619
Sales, general and administrative expense	22,487	25,849	29,048	90,310	103,569
Depreciation and amortization expense	13,361	10,839	11,437	39,653	42,247
Gross Profit	$33,841	$39,452	$44,517	$125,690	$157,435

Sales, general and administrative expenses for the fourth quarter of 2006 were $29.0 million, an increase of $3.2 million from the third quarter of 2006 and an increase of $6.6 million from the fourth quarter of 2005.  The increase from 2005 was primarily due to the inclusion of companies acquired during 2006, an increase in costs associated with the sales force expansion, operating taxes and share-based compensation.  The increase from the third quarter was primarily due to the inclusion of OneEighty Communications and Mountain Telecommunications.

Adjusted EBITDA for the fourth quarter of 2006 was $16.0 million, an increase of $1.9 million from the third quarter of 2006 and an increase of $4.5 million from the fourth quarter of 2005.  Adjusted EBITDA is a non-GAAP measure.  Below is a schedule reconciling reported GAAP net income (loss) to EBITDA and Adjusted EBITDA.

Eschelon Telecom, Inc.
Consolidated Net Income (Loss) to EBITDA and Adjusted EBITDA Reconciliation
(In Thousands)

				For the twelve months ended December 31,
	4Q 2005	3Q 2006	4Q 2006	2005	2006
Net Income (Loss)	$(5,127)	$(608)	$10	$(30,991)	$(2,780)
Interest expense, net	3,324	3,294	4,011	27,434	14,367
Income taxes	4	—	—	4	—
Depreciation and amortization	13,361	10,839	11,437	39,653	42,247
EBITDA	11,562	13,525	15,458	36,100	53,834
Stock-based compensation expense	139	503	538	936	1,679
Loss on disposal of assets	2	17	2	260	67
(Gain) loss on sale of available-for-sale securities	(127)	—	19	(326)	(77)
Other (income) expense, net	—	60	(9)	—	43
Global Crossing settlement	—	—	—	4,748	—
(Income) loss from discontinued operation	242	—	—	(329)	—
Gain on sale of discontinued operation	(326)	—	—	(326)	—
Adjusted EBITDA	$11,492	$14,105	$16,008	$41,063	$55,546

Capital expenditures for the fourth quarter of 2006 were $21.3 million, an increase of $8.5 million from the third quarter of 2006 and an increase of $12.4 million from the fourth quarter of 2005.  Capital expenditures typically fluctuate by quarter depending upon timing of major equipment purchases.  The primary drivers for these increases are the collocation expansion and line/customer growth, including the addition of approximately 7,000 lines acquired from another carrier during the quarter.

Net income for the fourth quarter of 2006 was $0.01 million, compared to a loss of $0.6 million in the third quarter of 2006 and a loss of $5.1 million in the fourth quarter of 2005.  The improvements were primarily due to the inclusion of the companies acquired during 2006 and higher access lines in service.

Cash, restricted cash and available-for-sale securities at December 31, 2006 were $39.5 million, a decrease of $37.5 million from the third quarter of 2006.  In November we paid approximately $37.3 million to acquire Mountain Telecommunications, Inc.

Supplemental Information

Supplemental information with additional detail for the quarter and year ended December 31, 2006, as well as 2007 guidance  is available on Eschelon’s web site at www.eschelon.com.

Investor Call

Management is holding an investor conference call today, February 26, 2007 at 10:00 a.m. (CT) to discuss quarterly results.  Investors are invited to participate by dialing (800) 218-0713.  A replay will be available through March 5, 2007 by dialing (800) 405-2236 (pass code 11083780#).

About Eschelon Telecom, Inc.

Eschelon Telecom, Inc. is a facilities-based competitive communications services provider of voice and data services and business telephone systems in 45 markets in the western United States. Headquartered in Minneapolis, Minnesota, the company currently employs approximately 1,400 telecommunications/Internet professionals, serves over 60,000 business customers and has approximately 600,000 access lines in service throughout its markets in Arizona, California, Colorado, Minnesota, Montana, Nevada, Oregon, Utah and Washington.  For more information, please visit our web site at www.eschelon.com.

Forward Looking Statements

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The forward-looking statements are based on Eschelon Telecom’s current intent, belief and expectations.  These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict.  Actual results may differ materially from these forward-looking statements because of the company’s history of losses, ability to maintain relationships with RBOCs, substantial indebtedness, difficulties inherent in making and integrating acquisitions, intense competition, dependence on key management, changes in government regulations, and other risks that may be described in the company’s filings with the Securities and Exchange Commission.  Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date.  Eschelon Telecom undertakes no obligation to update or revise the information contained in this announcement, whether as a result of new information, future events or circumstances or otherwise.

Eschelon Telecom, Inc.

Consolidated Statement of Operations

(Dollars In Thousands, Except per Share Amounts)

				For the twelve months ended December 31,
	4Q 2005	3Q 2006	4Q 2006	2005	2006
Revenue:
Network services	$51,891	$62,373	$68,624	$201,835	$244,702
Business telephone systems	6,486	7,433	8,120	25,908	29,824
Total revenue	58,377	69,806	76,744	227,743	274,526

Costs and expenses:
Network services expense (excluding depreciation and amortization)	20,311	25,735	27,386	85,914	98,664
Business telephone systems cost of revenue	4,225	4,619	4,841	16,139	18,427
Sales, general and administrative	22,487	25,849	29,048	90,310	103,569
Depreciation and amortization	13,361	10,839	11,437	39,653	42,247
Operating income (loss)	(2,007)	2,764	4,032	(4,273)	11,619

Other income (expense):
Interest income	189	1,482	691	691	3,165
Interest expense	(3,513)	(4,776)	(4,702)	(28,125)	(17,532)
Other income (expense), net	124	(78)	(11)	65	(32)
Income (loss) before taxes	(5,207)	(608)	10	(31,642)	(2,780)
Income taxes	(4)	—	—	(4)	—
Net income (loss) before discontinued operation	(5,211)	(608)	10	(31,646)	(2,780)
Income (loss) from discontinued operation, net of tax	(242)	—	—	329	—
Gain on sale of discontinued operation, net of tax	326	—	—	326	—
Net income (loss)	$(5,127)	$(608)	$10	$(30,991)	$(2,780)

Basic net income (loss) per share:
Continuing operations	$(0.36)	$(0.03)	$0.00	$(5.32)	$(0.17)
Discontinued operations	0.01	—	—	0.11	—
Net income (loss) per share	$(0.35)	$(0.03)	$0.00	$(5.21)	$(0.17)

Diluted net income (loss) per share:
Continuing operations	$(0.36)	$(0.03)	$0.00	$(5.32)	$(0.17)
Discontinued operations	0.01	—	—	0.11	—
Net income (loss) per share	$(0.35)	$(0.03)	$0.00	$(5.21)	$(0.17)

Weighted average shares outstanding:
Basic	14,601,133	17,513,871	17,568,620	5,949,310	16,467,972
Diluted	14,601,133	17,513,871	18,155,609	5,949,310	16,467,972

Eschelon Telecom, Inc.

Consolidated Balance Sheets

(In Thousands)

	December 31, 2005	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$26,062	$21,146
Restricted cash	996	1,224
Available-for-sale securities	4,760	17,097
Accounts receivable, net	22,996	27,592
Other receivables	3,052	4,025
Inventories	2,927	3,552
Prepaid expenses	2,294	2,314
Total current assets	63,087	76,950

Property and equipment, net	126,452	145,785

Other assets	1,506	2,185
Goodwill	7,168	59,670
Intangible assets, net	33,333	45,931
Total assets	$231,546	$330,521

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$16,400	$17,641
Accrued telecommunication costs	4,227	5,730
Accrued office rent	2,035	2,521
Accrued interest expense	2,646	3,829
Other accrued expenses	5,485	7,433
Deferred revenue	7,921	10,109
Accrued compensation expenses	2,809	4,174
Capital lease obligations, current maturities	2,430	3,131
Total current liabilities	43,953	54,568

Long-term liabilities:
Other long-term liabilities	251	1,262
Capital lease obligations, less current maturities	2,964	2,201
Notes payable	92,125	141,040
Total liabilities	139,293	199,071

Stockholders’ equity:
Common stock	146	176
Additional paid-in capital	248,199	289,101
Accumulated other comprehensive income	56	—
Accumulated deficit	(155,047)	(157,827)
Deferred compensation	(1,101)	—
Total stockholders’ equity	92,253	131,450
Total liabilities and stockholders’ equity	$231,546	$330,521

Eschelon Telecom, Inc.
Consolidated Statements of Cash Flows
(In Thousands)

	Twelve months ended December 31,
	2005	2006
Operating activities
Net loss	$(30,991)	$(2,780)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization expense	39,653	42,247
Other non-cash items	8,949	7,940
Changes in operating assets and liabilities:
Restricted cash	(274)	(228)
Accounts receivable	(5,145)	(1,476)
Other receivables	(76)	(634)
Inventories	(54)	(492)
Prepaid expenses and other assets	495	259
Discontinued assets held for sale, net of liabilities	222	—
Accounts payable and accrued expenses	2,133	(374)
Deferred revenue	621	381
Accrued compensation expense	(779)	882
Net cash provided by operating activities	14,754	45,725

Investing activities
Purchase of subsidiaries, net of cash acquired	(48)	(67,208)
Purchase of assets held for sale, net of liabilities	(216)	-
Purchases of available-for-sale securities	(30,526)	(95,765)
Proceeds from sales of available-for-sale securities	32,312	83,462
Purchases of property and equipment	(19,227)	(34,277)
Cash paid for customer installation costs	(13,551)	(18,914)
Proceeds from sales of assets	239	174
Proceeds from sale of discontinued operation, net of fees	320	—
Net cash used in investing activities	(30,697)	(132,528)

Financing activities
Proceeds from issuance of notes payable	—	45,600
Payments made on notes and capital lease obligations	(51,362)	(2,730)
Proceeds from issuance of stock, net of fees	67,280	40,353
Increase in debt issuance costs	(348)	(1,336)
Net cash provided by financing activities	15,570	81,887

Net decrease in cash and cash equivalents	(373)	(4,916)
Cash and cash equivalents at beginning of period	26,435	26,062
Cash and cash equivalents at end of period	$26,062	$21,146

Supplemental cash flow information
Cash paid for interest	$20,837	$13,133

Supplemental non-cash activities
Equipment purchases under capital leases	$3,127	$1,467
Value of common stock issued to management and certain members of the board of directors	$27	$6,045